Exhibit (a)(5)(H)
Quebec B.V.
Breda, The Netherlands
Announcement pursuant to Section 14 para. 3 sentence 1 no. 2 of the
German Securities Acquisitions and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz — “WpÜG”)
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY OTHER JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION.
As of today, the German language version of the Offer Document regarding the voluntary public takeover offer (cash offer) of Quebec B.V., Takkebijsters 1, 4817 BL Breda, The Netherlands, to the shareholders of QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands, for the acquisition of all ordinary shares in QIAGEN N.V. (ISIN: NL0012169213; CUSIP: N72482123), each with a par-value of EUR 0.01, is available on the internet at http://corporate.thermofisher.com/en/offer.html?lang=de. In addition, the English language version of this Offer Document is available on the internet at http://corporate.thermofisher.com/en/offer.html.
As of today, copies of the Offer Document are also available free of charge at D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany, which can be requested via email to QGEN@dfking.com or via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230 by providing a valid mailing address.
In the United States, the corresponding announcement about making copies of the English language version of the Offer Document available free of charge will be published in The Wall Street Journal. Requests for copies of the Offer Document, the related Letter of Transmittal (as defined in Section 13.2.2 of the Offer Document) and the Notice of Guaranteed Delivery (as defined in Section 13.2.2 of the Offer Document) may be directed to the U.S. Information Agent for the offer, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, United States, by email to QGEN@dfking.com and by calling + 1 (877) 297-1744 (toll-free in the United States).
Breda, May 18, 2020
Quebec B.V.

This publication is available
on the internet at http://corporate.thermofisher.com/en/offer.html on: May 18, 2020.
Breda, May 18, 2020
Quebec B.V.

This announcement is made pursuant to Section 14 para. 3 sentence 1 no. 2 of the German Securities Acquisitions and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz — “WpÜG”) (the “German Takeover Act”) and is neither an offer to purchase nor a solicitation of an offer to sell securities. The voluntary public takeover offer as described above (the “Offer”) is made solely by the Offer Document published May 18, 2020, the related Declaration of Acceptance (as defined in the Offer Document), the related Letter of Transmittal (as defined in the Offer Document) and any other related materials (and any supplements or amendments thereto), and is being made to all shareholders of QIAGEN N.V (“QIAGEN”).
The Offer is being launched and implemented in accordance with the German Takeover Act and applicable regulations, applicable Dutch public offer rules and applicable U.S. securities laws. Shareholders of QIAGEN who are subject to laws other than those of the member states of the European Union and the European Economic Area or the United States may be subject to legal restrictions and are advised to inform themselves and comply with the relevant applicable laws. Quebec B.V. (the “Bidder”) assumes no responsibility for acceptance of the Offer outside of Germany, The Netherlands and the other member states of the European Union and the European Economic Area and the United States being permissible under the relevant applicable laws. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.
The Offer Document and the applicable related documents described herein and therein contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer. The Offer materials and other documents filed with the SEC by Thermo Fisher Scientific Inc. or QIAGEN may be obtained free of charge at the SEC’s website at www.sec.gov and from the information agent for the Offer as set forth above.